BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON MARCH 24, 2017

1.           Date, Time and Place: Held on March 24, 2017, at 10:00 hours in São Paulo City, São Paulo state, at Avenida das Nações Unidas, N°. 12.551.

2.           Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.           Summons and Presence: The meeting was duly called and held within the terms of article 21, paragraph 4 of the Bylaws of BRF S.A. (“Company” or “BRF”), in the presence of the following full members of the Board of Directors: Messieurs Abilio dos Santos Diniz, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho and Walter Fontana Filho. Mr. Aldemir Bendine sent his vote in writing. Messieurs Renato Proença Lopes and Vicente Falconi Campos were registered as being absent.

4.           Agenda: (i) Summons for the Ordinary and Extraordinary General Meeting of 2017 (“General Meeting”); (ii) Proposal for the List of candidates for membership of the Board of Directors; and (iii) Provisions Related to the “Carne Fraca” (Weak Meat) Operation (“Operation”).

5.           Resolutions: The following resolutions were taken by all members of the Board of Directors present at the meeting, with Mr. Aldemir Bendine abstaining within the terms of his vote in writing.

5.1      Summons for the General Meeting and Proposal of the Board of Directors. As stated in article 12 of the Bylaws, the Summons and Proposal by the Board of Directors for the Ordinary and Extraordinary General Meeting, to be held on April 26, 2017, with the subsequent distribution to shareholders of the materials and documents necessary for them to analyze the items on the agenda, within the terms of the prevailing legislation and regulations.

5.2.    Proposed List for candidates to the Board of Directors. As the terms of office for the current members of the Board of Directors will end on the date of the

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BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON MARCH 24, 2017

General Meeting, and, as stated in article 20, paragraph 3 of the Bylaws, approval was given for sending the shareholders a proposed list of candidates to make up the Board of Directors, for a term of office of 2 (two) years. This list consists of the following candidates: Abilio dos Santos Diniz (chairman of the Board of Directors); Francisco Petros Oliveira Lima Papathanasiadis (deputy chairman of the Board of Directors); Luiz Fernando Furlan; José Carlos Reis de Magalhães Neto; Walter Fontana Filho; Flávia Buarque de Almeida; Carlos da Costa Parcias Jr.; Marcos Guimarães Grasso; Walter Malieni Jr. and José Aurélio Drummond Jr.

5.3.    “Carne Fraca” Operation. Based on the discussions held among the members of the Board in recent days, combined with what was discussed at the present meeting:

(i)        An Internal Inspection by the Statutory Audit Committee. It was resolved that the internal inspection work of the events related to the Operation will be the responsibility of the Company’s Statutory Audit Committee, which will have a mandate to carry out an independent investigation, to be undertaken with the assistance of external Brazilian and international law firms.

(ii)       Creation of a Special Response Committee. Approval was given for the creation of a Special Response Committee, coordinated by Mr. Luiz Fernando Furlan, a member of the Board of Directors and former Brazilian government minister for Development, Industry and Foreign Trade. The Special Response Committee will be an advisory body to the Board of Directors and will accompany the Company’s current situation and put forward answers to the current challenges facing BRF.

(iii)      Quality Certification Group. It was resolved that the Executive Management should create a Quality Certification Group to re-attest the Company’s adhesion to international quality standards. The Quality Certification Group will have the support of reputable laboratories and specialist quality consultants.

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BRF S.A.

Publicly Held Company

CNPJ Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON MARCH 24, 2017

6.           Approval and Signature of the Minutes: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct, were signed by all those present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mts. Larissa Brack – Secretary. Members: Messieurs Abilio dos Santos Diniz, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho and Walter Fontana Filho.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 5, pages 130 to 133 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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